UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-235332	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17501 Biscayne Blvd., Suite 430, Aventura, Florida 33160
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (786) 288-0717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

On September 30, 2010, Sanswire Corp. (the “Company”) entered into agreements (the “Agreements”) with Rocky Mountain Advisors Corp. (“Rocky”), Jonathan Leinwand (“Leinwand”), and Daniyel Erdberg (“Erdberg”) (collectively, the “Shareholders”), cancelling the conversion agreements (the “Conversion Agreements”) previously entered into on May 5, 2009, with each of the Shareholders.

The Company and the Shareholders have agreed to cancel the Conversion Agreements and reinstate the past wages or fees of $185,387, $319,118 and $121,487 (collectively, the “Wages”) owed to Rocky, Leinwand and Erdberg, respectively.  In connection with the cancellation of the Conversion Agreements, the Shareholders have agreed to waive their rights to the 29,615 shares of Series E Preferred Stock, 50,978 shares of Series E Preferred Stock and 19,407 shares of Series E Preferred Stock (collectively, the “Shares”) deliverable to Rocky, Leinwand and Erdberg, respectively, allowing the Company to cancel the Shares.  As a result of the cancellation, the Company has cancelled the Shares and agreed to reinstate the Wages as a debt on the books of the Company.

As of the date hereof, the Company is obligated on the Wages.  The Wages are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Agreement, dated September 30, 2010, by and between Sanswire Corp. and Rocky Mountain Advisors Corp.

10.2	Agreement, dated September 30, 2010, by and between Sanswire Corp. and Jonathan Leinwand

10.3	Agreement, dated September 30, 2010, by and between Sanswire Corp. and Daniyel Erdberg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanswire Corp.
(Registrant)

Date: October 12, 2010	/s/ Glenn Estrella
Glenn Estrella, CEO